EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements on Form S-8 (File Numbers:  333-16359, 333-92549, 333-119394, 333-139026, 333-133831, 333-148127, 333-145790, 333-157178, 333-157566, 333-157566, and 333-165804) and on Form S-3 (File Number: 333-157178) of Centrue Financial Corporation of our report dated March 15, 2012 relating to the consolidated financial statements and effectiveness of internal control over financial reporting appearing in this Annual Report on Form 10-K.

/s/ Crowe Horwath LLP
Crowe Horwath LLP

Oak Brook, Illinois
March 15, 2012